EXHIBIT 99.4

CPI CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of CPI Corp. (“CPI”) and Bella Pictures, Inc. (“Bella”) after giving effect to the Asset Purchase Agreement and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.  We acquired the operations, assets and certain liabilities of Bella on January 26, 2011.  The pro forma balance sheet was prepared as if the acquisition occurred on November 13, 2010, the end of CPI’s most recent fiscal 2010 quarter, and the statements of operations were prepared as if the acquisition occurred on the first day of the earliest period presented.

The pro forma data is for informational purposes only and may not necessarily reflect future results of operations or financial position or what the results of operations or financial position would have been had CPI and Bella been operating as combined entities for the periods presented.  The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements, including the notes thereto, of CPI included in our Form 10-K for the year ended February 6, 2010, and the historical financial statements of Bella included elsewhere in this Form 8-K.

CPI CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands)

	Historical CPI November 13, 2010	Historical Bella September 30, 2010	Assets/Liabilities Not Acquired/Assumed (a)	Pro Forma Adjustments		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$9,631	$2,375	$(1,347)	$-		$10,659
Accounts receivable	9,907	-	-	69	(b)	9,976
Inventories	8,957	-	-	360	(c)	9,317
Prepaid expenses and other current assets	7,897	863	(413)	(377)	(c)	7,970
Refundable income taxes	772	-	-	-		772
Deferred tax assets	7,859	-	-	-		7,859
Assets held for sale	1,066	-	-	-		1,066

Total current assets	46,089	3,238	(1,760)	52		47,619

Property and equipment, net	36,149	2,239	(127)	(1,060)	(d)	37,201

Other assets:
Prepaid debt fees	1,967	-	-	-		1,967
Goodwill	21,845	-	-	4,024	(e)	25,869
Intangible assets, net	37,521	-	-	755	(f)	38,276
Deferred tax assets	11,273	-	-	-		11,273
Other assets	9,484	527	(527)	-		9,484

Total assets	$164,328	$6,004	$(2,414)	$3,771		$171,689

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
Current maturities of long-term debt	$-	$707	$(707)	$-		-
Accounts payable	9,745	441	(441)	-		9,745
Accrued employment costs	10,875	-	-	-		10,875
Deferred revenue	-	7,220	-	(7,220)	(g)	0
Customer deposit liability	17,029	3,148	-	3,464	(g)	23,641
Sales tax payable	3,874	-	-	-		3,874
Accrued advertising expenses	2,997	-	-	-		2,997
Accrued expenses and other liabilities	10,733	1,012	(981)	-		10,764

Total current liabilities	55,253	12,528	(2,129)	(3,756)		61,896

Long-term debt, less current maturities	68,000	13,542	(13,542)	-		68,000
Accrued pension plan obligations	17,396	-	-	-		17,396
Other liabilities	17,957	-	-	-		17,957

Total liabilities	158,606	26,070	(15,671)	(3,756)		165,249

Stockholders' equity (deficiency):
Preferred stock	-	29	(29)	-		-
Common stock	3,779	3	(3)	-		3,779
Additional paid-in capital	30,804	51,823	(51,823)	-		30,804
Retained earnings	33,741	(71,921)	71,921	-		33,741
Accumulated other comprehensive loss	(14,551)	-	-	-		(14,551)
	53,773	(20,066)	20,066	-		53,773

Treasury stock	(48,051)	-	-	-		(48,051)

Total CPI Corp. stockholders' equity (deficiency)	5,722	(20,066)	20,066	-		5,722
Noncontrolling interest in subsidiary	-	-	-	718	(h)	718

Total stockholders' equity (deficiency)	5,722	(20,066)	20,066	718		6,440

Total liabilities and stockholders' equity (deficiency)	$164,328	$6,004	$4,395	$(3,038)		$171,689

CPI CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)

(a)	Represents the elimination of assets not acquired and liabilities not assumed in connection with the purchase.

(b)	Represents receivable amounts due by customers that were not previously recorded.

(c )
Reclassification from prepaid expenses and other current assets to inventory to conform to the balance sheet classifications used by CPI.  Also includes a $17,000 adjustment to write-off certain inventory.

(d)
Represents a net decrease to property and equipment to present them at their estimated fair values.  However, these estimates are preliminary and subject to change based upon completion of CPI's final valuation analysis.

(e)
Under the purchase accounting method of accounting, the total estimated consideration is allocated to tangible and intangible assets, net of liabilitiies assumed, based on a preliminary estimate of fair value as of January 26, 2011.  These estimates and allocations are preliminary and subject to change based upon the completion of CPI's final valuation analysis and are as follows (in thousands):

January 26, 2011
Total purchase consideration	718
Preliminary purchase price allocated to tangible and
intangible assets, net of liabilities	3,306
Pro forma goodwill	4,024

(f)	Represents the estimated fair value given to the tradename acquired. However, this estimate is preliminary and subject to change based upon completion of CPI's final valuation analysis.

(g)
Reclassification from deferred revenue to customer deposit liability to conform to the balance sheet classifications used by CPI.  Also includes a purchase accounting adjustment associated with deferred revenue of $3.8 million.

(h)
Estimated fair value assigned to noncontrolling interest.  This amount represents 5% of the total estimated fair value of Bella Holdings, LLC as of the acquisition date and the consideration transferred by CPI for the assets acquired.  However, this estimate is preliminary and subject to change based upon completion of CPI's final valuation analysis.

CPI CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FIRST THREE QUARTERS OF OPERATIONS
(in thousands)

	Historical CPI	Historical Bella
	For the 40 weeks ended	Historical Bella For the 9 months ended	Pro Forma
	November 13, 2010	September 30, 2010	Adjustments		Pro Forma

Net sales	$106,174	$8,183	$-		$114,357

Cost of sales (exclusive of depreciation and amortization shown below)	7,516	4,043	(2,713)	(a)	8,846
Selling, general and administrative expenses	102,220	10,427	1,882	(b)	114,529
Depreciation and amortization	5,267	-	515	(c)	5,782
Other charges and impairments	3,645	-	-		3,645
	118,648	14,470	(316)		132,802

Loss from operations	(12,474)	(6,287)	316		(18,445)

Interest expense	892	179	(179)	(d)	892
Interest income	9	2	(2)	(e)	9
Other income, net	170	-	-		170

Loss before income tax (benefit) expense	(13,187)	(6,464)	493		(19,158)
Income tax (benefit) expense	(5,474)	21	187	(f)	(5,266)

Net loss	(7,713)	(6,485)	306		(13,892)
Net loss attributable to noncontrolling interest	-	-	(309)	(g)	(309)

Net loss attributable to CPI Corp.	$(7,713)	$(6,485)	$615		$(13,583)

(a)	Reclassification to selling, general and administrative expenses from cost of sales to conform to the expense classifications used by CPI.

(b)
Includes a $2.7 million reclassification from cost of sales to selling, general and administrative expenses and a $0.8 million reclassification from selling, general and administravie expenses to depreciation expense to conform to the expense classifications used by CPI.

(c)
Includes a reclassification of $0.8 million to depreciation expense from selling, general and administrative expenses to conform to the expense classifications used by CPI.  Also includes a net decrease in expense of $0.3 million related to (1) the amortization of an identifiable intangible asset using the straight-line method over an average life of 9 years and (2) a decrease in depreciation resulting from revalued assets at the time of the purchase, depreciated on a straight-line basis over periods of 1 to 5 years; accordingly, these estimates are preliminary and subject to change based upon completion of CPI's final valuation analysis.

(d)	Represents the elimination of interest expense as no debt was acquired and there was no change in CPI's debt structure related to the acquisition.

(e)	Represents the elimination of the interest income.

(f)	Represents the estimated income tax effect of the above adjustments at the estimated rate of 38%.

(g)	Represents the loss attributable to noncontrolling interest.

CPI CORP.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands)

	For the year ended
	Historical CPI	Historical Bella	Pro Forma
	February 6, 2010	December 31, 2009	Adjustments		Pro Forma

Net sales	$422,371	$13,161	$(5,528)	(a)	$430,004

Cost of sales (exclusive of depreciation and amortization shown below)	30,626	7,079	(4,975)	(b)	32,730
Selling, general and administrative expenses	339,138	16,720	(1,627)	(c)	354,231
Depreciation and amortization	22,740	-	966	(d)	23,706
Other charges and impairments	3,294	-	-		3,294
	395,798	23,799	(5,636)		413,961

Income (loss) from operations	26,573	(10,638)	108		16,043

Interest expense	7,392	5,715	(5,715)	(e)	7,392
Loss on change in fair value of warrants	-	770	(770)	(f)	-
Interest income	456	21	(21)	(g)	456
Other (expense) income, net	(44)	122	(122)	(g)	(44)

Income (loss) before income tax expense	19,593	(16,980)	6,450		9,063
Income tax expense	5,796	5	2,451	(h)	8,252

Net income (loss)	13,797	(16,985)	3,999		811
Net loss attributable to noncontrolling interest	-	-	(649)	(i)	(649)

Net income attibutable to CPI Corp.	$13,797	$(16,985)	$4,648		$1,460

(a)	Includes the elimination of revenue as a result of a purchasing accounting adjustment for deferred revenue.

(b)
Includes a $4.6 million reclassification to selling, general and administrative expenses from cost of sales to conform to the expense classifications used by CPI and a reduction of $0.3 million of costs related to a purchase accounting adjustment for deferred revenue.

(c )
Includes a $4.6 million reclassification from cost of sales to selling, general and administrative expenses and a $0.9 million reclassification from selling, general and administravie expenses to depreciation expense to conform to the expense classifications used by CPI, and a reduction of $5.3 million of costs related to a purchase accounting adjustment for deferred revenue.

(d)
Includes a reclassification of $0.9 million to depreciation expense from selling, general and administrative expenses to conform to the expense classifications used by CPI.  Also includes a net increase in expense of $44,000 related to (1) the amortization of an identifiable intangible asset using the straight-line method over an average life of 10 years and (2) a decrease in depreciation resulting from revalued assets at the time of the purchase, depreciated on a straight-line basis over periods of 1 to 6 years; accordingly, these estimates are preliminary and subject to change based upon completion of CPI's final valuation analysis.

(e)	Represents the elimination of interest expense as no debt was acquired and there was no change in CPI's debt structure related to the acquisition.

(f)	Represents the elimination of the loss on change in the fair value of warrants as no debt was acquired.

(g)	Represents the elimination of the interest and other income.

(h)	Represents the estimated income tax effect of the above adjustments at the estimated rate of 38%.

(i)	Represents the loss attributable to noncontrolling interest.